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                                                                     Exhibit 3.1


                         CERTIFICATE OF INCORPORATION

                                      OF

                         KEY PRODUCTION COMPANY, INC.

     I, the undersigned, acting as incorporator in order to organize and establish a corporation under and pursuant to the General Corporation Law of Delaware, adopt the following Articles of Incorporation:


                                   ARTICLE I
                                     NAME

     Section 1.  The name of the corporation is:  Key Production Company, Inc.


                                   ARTICLE II
                               AUTHORIZED SHARES

     Section 1. The total number of shares of all classes of stock, which this corporation shall have authority to issue is fifty million shares of common stock having a par value of twenty-five cents per share.

     Section 2. A holder of the common stock of the corporation shall be entitled to one vote for each and every share of common stock standing in his name at any and all meetings of stockholders of the corporation.

     Section 3. Shares of the common stock of the corporation shall not be voted cumulatively.

     Section 4. Shares of common stock of the corporation do not carry preemptive rights.


                                  ARTICLE III
                     SHAREHOLDERS' RIGHTS AND LIMITATIONS

     Section 1.  Restrictions on Transfer.  The corporation has the right to
                 ------------------------
impose restrictions upon the transfer of any of its shares issued from time to time, or of any interest therein, provided that such restrictions as may be so imposed or notice of the substance thereof must be set forth upon the face or back of the certificates representing such shares. The corporation's right to impose such restrictions is to be exercised by the board of directors, unless otherwise provided in the bylaws of the corporation.
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     Section 2.  Registration.
                 ------------

     (a) The person identified in the original shares transfer/ownership register as the owner is to be the "Registered Holder." The corporation will be entitled to treat the Registered Holder of any share of the corporation as the owner for all purposes, including all rights deriving from such share, and will not be bound to recognize any equitable or other claim to, or interest in, such share or rights deriving from such share on the part of any other person (including, but not limited to, a purchaser, assignee, or transferee of such shares or rights deriving from such shares) unless and until such other person becomes the Registered Holder of such share whether or not the corporation may have either actual or constructive notice of the interest of such other person.

     (b) No one other than a Registered Holder of a share of the corporation will be entitled to receive notice of the meetings of the shareholders, to vote at such meetings, to examine a list of the shareholders, to be paid dividends or other sums payable to shareholders, or to own or enjoy property or exercise any rights deriving from such shares against the corporation.

     Section 3.  Shareholder Voting and Quorum.
                 -----------------------------

     (a) With respect to action to be taken by shareholders of this corporation in connection with any amendment to this Certificate of Incorporation or any merger, consolidation, transfer of corporate assets, or dissolution of or involving the corporation, a vote or concurrence of the holders of a majority of the outstanding shares entitled to vote is required.

     (b) In a shareholder meeting properly convened with a quorum present, the withdrawal of sufficient voting power such that a quorum is no longer present will not affect the validity of a proceeding provided that any matter considered is adopted by a majority of a quorum or such greater amount as may be required by statute, this Certificate of Incorporation, or the bylaws.

     Section 4.  Shareholder Consents.  A written consent, executed in one or
                 --------------------
more counterparts by a majority of the voting power entitled to vote or by such greater amount as may be required by statute and setting forth the action to be taken without a meeting, is to be effective as of the later of (i) the date on which it is executed by the last holder of voting power whose vote is required to constitute the necessary majority or (ii) the date specified in the consent. No such consent is to be valid unless effected within sixty days of the date first executed by a holder of voting power entitled to vote. An execution that is not signed and dated concurrently is to be void.
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                                  ARTICLE IV
                                INDEMNIFICATION

     Section 1. No director shall be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under
Section 174 of Title 8 of the Delaware Code (relating to the Delaware General Corporation Law) or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the corporation or its stockholders, (ii) shall not have acted in good faith, (iii) shall have acted in a manner involving misconduct or a knowing violation of law, or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article IV, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article IV, shall eliminate or reduce the effect of this Article IV, in respect of any matter occurring, or any cause of action, suit, or claim that, but for this Article IV, would accrue or arise prior to such amendment, repeal, or adoption of an inconsistent provision.


                                   ARTICLE VI
                                POWERS OF BOARD

     Section 1. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

     (a)  To make, alter or repeal the bylaws of the corporation.

     (b) To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

     (c) To set apart out of any funds of the corporation available for dividends, a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

     (d) By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the bylaws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the bylaws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

     (e) When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders'
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meeting duly called for that purpose, to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration which may be in whole or in part shares of the stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interest of the corporation.

     Section 2. In the absence of fraud, no contract or other transaction between this corporation and any other corporation shall be affected by the fact that any director of this corporation is interested in, or is a director or officer of, such other corporation, and any director, individually or jointly, may be a party to, or may be interested in, any contract or transaction of this corporation or in which this corporation is interested; and no contract, or other transaction of this corporation with any person, firm, or corporation, shall be affected by the fact that any director of this corporation is a party to, or is interested in, such contract, act, or transaction, or in any way connected with such person, firm, or corporation, and every person who may become a director of this corporation is hereby relieved from any liability that might otherwise exist from contracting with the corporation for the benefit of himself or any firm, association, or corporation in which he may be in any way interested.


                                  ARTICLE VI
                            REGISTERED OFFICE/AGENT

     Section 1. The address of the initial registered office of the corporation is 1209 Orange Street, Wilmington, New Castle County, Delaware.

     Section 2. The name of its registered agent at such address is The Corporation Trust Company.


                                  ARTICLE VII
                         RESERVATION OF RIGHT TO AMEND

     Section 1. The Certificate of Incorporation may be amended, altered, or repealed in any manner now or hereafter prescribed or permitted by the General Corporation Law of Delaware, and all rights and powers conferred hereby upon directors and shareholders are granted subject to this reservation. Any amendment, alteration, or repeal of the Certificate of Incorporation requires approval of a majority of the corporation's shares entitled to vote.

     Section 2. The corporation confers on its board of directors and its shareholders the power to amend, alter or repeal its bylaws, subject to limits set forth in such bylaws. Any amendment, alteration, or repeal of the bylaws requires a majority vote of the amending body, whether by the board of directors or the shareholders.
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                                  ARTICLE VIII
                       INCORPORATOR AND INITIAL DIRECTORS

     Section 1. The name and address of the incorporator of the corporation are as follows:

Name of Individual                      Address
------------------                      -------

Kathleen A. McCoy                  1700 Lincoln Street
                                   Suite 1900
                                   Denver, Colorado 80203-4519

     Section 2. The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation, and the names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualify are:

Raymond Plank                      1700 Lincoln Street
                                   Suite 1900
                                   Denver, Colorado 80203-4519

John A. Kocur                      1700 Lincoln Street
                                   Suite 1900
                                   Denver, Colorado 80203-4519

Wayne W. Murdy                     1700 Lincoln Street
                                   Suite 1900
                                   Denver, Colorado 80203-4519


                                  ARTICLE IX
                                    PURPOSE

     Section 1. The purpose for which the corporation is organized is to engage in any lawful activity for which corporations may be formed under the laws of the State of Delaware.


                                   ARTICLE X
                                   DURATION

     Section 1.  The period of duration of the corporation is perpetual.
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                                  ARTICLE XI
                   COMPROMISE WITH CREDITORS OR STOCKHOLDERS

     Section 1. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or in the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such a manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all of the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

IN WITNESS WHEREOF, I , being the incorporator designated in Article VIII of the annexed and foregoing Certificate of Incorporation, have executed said Certificate of Incorporation this 21/st/ day of June, 1988.

                                        /s/Kathleen A. McCoy
                                    ----------------------------
                                    Kathleen A. McCoy